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                                                                  EXHIBIT 99.11
                                                                     RD&C Trust

                             CONSENT AND AGREEMENT

  THIS CONSENT AND AGREEMENT (this "Agreement ") is executed and delivered by the individual or entity whose name appears in the signature block at the end of this Agreement (the "Undersigned ").

                            PRELIMINARY STATEMENTS

  A. The R. D. & C. Voting Trust (the "Trust "), a Delaware voting trust, was formed in 1989 pursuant to a Voting Trust Agreement dated as of June 1, 1989 (the "Trust Agreement ").

  B. First Interstate Bank of Nevada, N.A. is the duly appointed and acting trustee under the Trust Agreement (in such capacity, the "Trustee ").

  C. The Trustee (i) is the record holder of 12,628 shares of common stock ("THC Common Stock "), par value $1.00 per share, of The Hughes Corporation, a Delaware corporation ("THC "), and (ii) holds an irrevocable proxy (the "Proxy ") with respect to 1,900,000 Class 1 LP Units ("Class 1 Units ") of Howard Hughes Properties, Limited Partnership, a Delaware limited partnership ("HHPLP ").

  D. The Undersigned is the owner and holder of (i) a Voting Trust Certificate heretofore issued under the Trust Agreement (the "Trust Certificate ") with respect to a portion of the shares of THC Common Stock referred to above and (ii) a portion of the Class 1 Units of HHPLP referred to above.

  E. The Undersigned has heretofore received a copy of the Proxy
     Statement/Prospectus, dated May  , 1996 (the "Proxy
     Statement/Prospectus "), relating (among other things) to a joint special meeting of the stockholders of THC and the holders of Class 1 Units of HHPLP to be held in Houston, Texas on June 12, 1996 (the "Joint Special Meeting ").

  F. At the Joint Special Meeting, the record holders of the outstanding shares of THC Stock will consider and vote upon the merger ("Merger 1 ") of THC with and into TRC Acquisition Company I, a Delaware corporation and a wholly-owned subsidiary of The Rouse Company, a Maryland corporation ("Rouse "), pursuant to the terms of the Agreement and Plan of Merger attached as Appendix A to the Proxy Statement/Prospectus (as amended, the "Merger 1 Agreement ").

  G. Also at the Joint Special Meeting, the record holders of the outstanding Class 1 Units of HHPLP will consider and vote upon the merger ("Merger 2 ") of TRC Acquisition Company II, a Delaware corporation and a wholly-owned subsidiary of Rouse, with and into HHPLP pursuant to the terms of the Agreement and Plan of Merger attached as Appendix B to the Proxy Statement/Prospectus (as amended, the "Merger 2 Agreement ").

  H. At the closing of Merger 1, Rouse will execute and deliver a Contingent Stock Agreement in the form attached as Appendix D to the Proxy Statement/Prospectus (the "Contingent Stock Agreement ").

  I. HHPLP will make a special distribution (as more particularly described in the Proxy Statement/Prospectus, the "Special Distribution ") to the holders of the Class 1 Units of